United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2025

DIAMOND HILL INVESTMENT GROUP, INC.

(Exact name of Registrant as specified in its charter)

Ohio	000-24498	65-0190407
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (614) 255-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	DHIL	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Director

On May 27, 2025, the Board of Directors (the “Board”) of Diamond Hill Investment Group, Inc. (the “Company”) appointed Austin Hawley to serve as a director of the Company for a term ending at the Company’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) and until his successor has been duly elected and qualified. The Board appointed Mr. Hawley upon the recommendation of its Nominating and Governance Committee. The Board has determined that Mr. Hawley is not an independent director due to his status as an employee of the Company, and thus, he will not serve on any committees of the Board. It is the intention of the Board that Mr. Hawley will stand for election by shareholders at the 2026 Annual Meeting.

In connection with the appointment of Mr. Hawley, pursuant to the Company’s Amended and Restated Code of Regulations, the Board increased the size of the Board from six directors to seven directors.

Mr. Hawley, age 48, is a portfolio manager of the Company’s subsidiary, Diamond Hill Capital Management, Inc. (“DHCM”) and manages the Diamond Hill Large Cap, Diamond Hill Large Cap Concentrated, and Diamond Hill Select strategies. He has served as a portfolio manager since 2013 and joined DHCM in 2008 as an equity analyst. Prior to joining DHCM, Mr. Hawley was an equity analyst at Putnam Investments from 2004 to 2008 and an investment associate from 1999 to 2022. Mr. Hawley has a Bachelor of Arts degree in history and a Master of Business Administration degree from Dartmouth College.

There are no arrangements or understandings between Mr. Hawley and any other person pursuant to which he was selected as a director of the Company. There are no family relationships between Mr. Hawley and any director or executive officer of the Company.

Mr. Hawley will not receive any compensation in connection with his appointment and service as a director of the Company. Mr. Hawley has received and will continue to receive compensation under the Company's compensation programs in connection with his role as a non-executive employee of DHCM.

In 2024, Mr. Hawley received a base salary of $300,000 for his service as a portfolio manager. In February 2024, for his performance and overall contributions to the Company in 2023, he received a cash incentive award of $2,310,000 as well as a long-term incentive award of restricted stock with a grant date fair value of $750,000, which will vest one-third per year on each April 1 from 2025 through 2027, subject to his continued employment. Mr. Hawley’s base salary for 2025 remains $300,000. In addition, in February 2025, for his performance and overall contributions to the Company in 2024, he received a cash incentive award of $2,020,000. In 2025, Mr. Hawley received restricted stock awards of 33,000 common shares with an aggregate grant date fair value of $4,915,020, which will cliff vest on January 1, 2030, subject to his continued employment. Mr. Hawley participates in the Company’s retirement plans and benefit programs that are available to all full-time employees.

In connection with the Board’s consideration of the appointment of Mr. Hawley as a director, the Audit Committee of the Board has, consistent with the Company’s previously disclosed policies and procedures for the review, approval, or ratification of transactions required to be disclosed under Item 404(a) of Regulation S-K, reviewed and ratified the aforementioned employee compensation and benefit arrangements with Mr. Hawley.

Item 8.01 Other Events

On May 28, 2025, the Company issued a press release regarding Mr. Hawley’s appointment as a director. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release issued by the Registrant dated May 28, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND HILL INVESTMENT GROUP, INC.

Date:	May 28, 2025	By:	/s/ Thomas E. Line
Thomas E. Line, Chief Financial Officer and Treasurer